Exhibit 10.2

October 26, 2026

Re:         Side Letter — Closing under Series C Preferred Purchase Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is entered into as of the date first written above, by and between Valion Bio, Inc., a Delaware corporation (the “Company”), and the purchasers whose names appear on the signature page hereto (the “Purchasers”).

The Company, the Purchasers and another purchaser are party to that certain Securities Purchase Agreement, dated as of December 9, 2025 (the “Series C Preferred Purchase Agreement”), with respect to the purchase and sale of (a) up to 75,000 shares of the Company’s Series C Non-Voting Convertible Preferred Stock (“Series C Preferred Shares”) and (b) warrants (“Series C Warrants”) to purchase a number of shares of Common Stock calculated pursuant to Section 2.2 of the Series C Preferred Purchase Agreement at an initial exercise price per share equal to the Fixed Conversion Price, as defined in the Certificate of Designation of Preferences, Rights and Limitations of the Series C Preferred Shares (the “Series C Certificate of Designation”), for an aggregate purchase price of up to $75,000,000 in a series of closings. As of the date hereof, the Purchasers have purchased 6,000 Series C Preferred Shares and corresponding Series C Warrants for an aggregate purchase price of $6,000,000, and has the right, subject to the terms and conditions set forth in the Series C Preferred Purchase Agreement, to purchase up to an additional 31,500 Series C Preferred Shares and corresponding Series C Warrants for an aggregate purchase price of up to $31,500,000.

Capitalized terms not defined herein shall have the meanings assigned thereto in the Series C Preferred Purchase Agreement.

The Company and the Purchaser hereby agree as follows:

1. Closing. Each Purchasers agrees, upon the satisfaction of the conditions set forth in Section 2, to purchase from the Company, and the Company agrees to issue to such Purchaser, in a closing (the “Closing”), (a) the number of Series C Preferred Shares (the “Closing Series C Shares”) set forth on such Purchaser’s signature page hereto and (b) Series C Warrants to purchase a number of shares of Common Stock set forth on such Purchaser’s signature page hereto at an initial exercise price of $1.0092 per share (the “Closing Series C Warrants”), for the purchase price set forth on the Purchaser’s signature page hereto (the “Closing Purchase Price”), subject to the satisfaction or waiver by such Purchaser of each of the conditions set forth in Section 2. Each Purchaser’s Closing Purchase Price shall consist of (a) the amount to be retained by such Purchaser as set forth on such Purchaser’s signature page hereto to satisfy overdue cash true-up payments pursuant to Section 6(b) of the Series C Certificate of Designation (“Cash True-ups”) and (b) the amount in cash to be paid by such Purchaser as set forth on such Purchaser’s signature page hereto to the Company in immediately available funds by wire transfer. The aggregate Closing Purchase Price to be paid by the Purchasers in the Closing is $4,717,717.61, consisting of (a) Cash True-ups in the aggregate amount of $3,217,717.61 and (b) cash in the aggregate amount of $1,500,000.00. The aggregate number of Closing Series C Shares to be purchased by the Purchasers in the Closing is 4,717.73. The aggregate number of shares of Common Stock initially exercisable under the Closing Series C Warrants is 2,524,343.

2. Closing Conditions. The obligations of each Purchaser hereunder in connection with the Closing are subject to each of the following conditions being satisfied or waived by the Purchaser prior to or at the Closing:

(a) Each of the conditions set forth in Sections 2.3(b) and 2.3(d) of the Series C Preferred Purchase Agreement shall have been satisfied or waived by the Purchaser.

(b) The Purchaser shall have received its Closing Series C Shares and Closing Series C Warrants.

(c) The Purchaser shall have received all other documents, instruments and writings required to be delivered by the Company to the Purchaser on or before the Closing pursuant to the Series C Preferred Purchase Agreement or otherwise necessary to implement and effect the transactions contemplated thereby and hereby.

(d) The Common Stock shall be listed on the Nasdaq Capital Market (“Nasdaq”), the Company shall be in compliance with all applicable listing and maintenance requirements of Nasdaq and the Company shall have no reason to believe that it will not continue to comply with such requirements.

3. Royalty Agreement. Within thirty (30) days after the date of the Closing, the Company shall execute and deliver to the Purchaser a royalty agreement relating to the Company’s drug assets, in form and substance satisfactory to the Purchaser (the “Royalty Agreement”).

4. Registration Rights. The Company hereby agrees to use its commercially reasonable efforts to (a) file with the Securities and Exchange Commission (the “SEC”), no later than 30 days after the Closing, a registration statement (the “Registration Statement”) covering the maximum number of shares of Common Stock issuable upon conversion of the Closing Series C Shares and exercise of the Closing Series C Warrants, so as to permit the resale of such shares by each Purchaser, (b) cause the Registration Statement to be declared effective by the SEC no later than 60 days after the Closing and (c) keep the Registration Statement effective, including pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and available for the resale by each Purchaser of all shares covered thereby until each Purchaser has sold all such shares or such shares may be resold by each Purchaser without registration under the Securities Act.

5. Counterparts; Electronic Signatures. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Signatures transmitted by electronic means (including DocuSign or similar electronic signature platforms) shall be deemed original signatures for all purposes.

6. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

7. No Other Modification. Except as expressly set forth in this Letter Agreement, this Letter Agreement shall not amend, modify or waive any provision of any agreement or instrument between the Company and the Purchaser, each of which shall remain in full force and effect in accordance with its terms.

[Signature Page to Follow]

Please confirm each Purchaser’s agreement to the foregoing by executing this Letter Agreement in the space provided below.

Very truly yours,

Valion Bio, Inc.

By:         __/s/Lisa Wolf/_________________________________

Name:         Lisa Wolf

Title:         Chief Operating Officer

AGREED AND ACCEPTED by Purchasers

By: /s/ Purchasers